Exhibit 99.1
                                                                    ------------


                                                              ------------------
FOR IMMEDIATE RELEASE                                          [GRAPHIC OMITTED]
---------------------                                               MAXCOR
                                                              ------------------




             MAXCOR FINANCIAL GROUP INC. REPORTS FIRST QUARTER 2003
             ------------------------------------------------------
                 NET INCOME OF $1.8 MILLION, OR $.25 PER SHARE
                 ---------------------------------------------

         Results include $3.0 million after-tax extraordinary gain from
         --------------------------------------------------------------
               acquisition of 100% ownership of London operations
               --------------------------------------------------

      $1.2 million net loss before extraordinary gain reflects recording of
      ---------------------------------------------------------------------
             $3.3 million after-tax loss from NTL when-issued trades
             -------------------------------------------------------

         (New York - May 9, 2003) - Maxcor Financial Group Inc. (Nasdaq: MAXF) today announced after-tax net income of $1.8 million, or $.25 per share, for its first quarter ended March 31, 2003. By comparison, for the quarter ended March 31, 2002, Maxcor generated net income of $1.4 million, or $.17 per share

         Maxcor emphasized that Q1 results include a $3.0 million (or $.41 per share) after-tax extraordinary gain related to its previously-announced litigation victory in the United Kingdom. That suit enabled Maxcor to acquire 100% ownership of its London-based non-securities brokerage operations through the purchase at a discounted price of the minority interest previously held by its former partner.

         Maxcor incurred a net loss for Q1 2003 of $1.2 million, or $.16 per share, before this extraordinary item. Company management stressed, however, that this loss includes pre-tax losses of $5.9 million and legal costs of $200,000 (for a total, on an after-tax basis, of $3.3 million, or $.46 per share) relating to its broker-dealer subsidiary's when-issued trading contracts in the common stock of NTL Inc. As previously announced, the settlement terms for these contracts, and the time frame for their final resolution, remain uncertain and are the subject of multiple ongoing proceedings. The recorded Q1 loss, however, reflects the contingency that all such contracts will be required to settle on an unadjusted basis through the delivery and receipt of additional NTL shares. Maxcor cautioned that its final NTL-related losses could be materially higher or lower - depending upon the outcome of the various proceedings. A more detailed discussion of the NTL trades and their potential financial impact can be found in Maxcor's Form 10-Q for the quarterly period ended March 31, 2003, to be filed next week with the Securities and Exchange Commission (www.sec.gov).

         Maxcor also announced total revenues for Q1 2003 of $37.4 million, after the $5.9 million reduction to revenues from principal transactions for the NTL trades. This figure is essentially unchanged from total revenues of $37.5 million for the comparable period in 2002. Commission income revenues for Q1 2003, which excludes revenue from principal transaction gains and losses, increased to $41.1 million, as compared to $36.5 million for Q1 2002.

         As of March 31, 2003, Maxcor's book value per share was $6.77 per share, up 34% from $5.07 a year earlier.

                               Page 5 of 8 Pages

         Maxcor also noted its receipt in April 2003 of an additional $4 million from Kemper Insurance Companies in connection with Maxcor's September 11th related property damage claims, bringing to $12 million the total amount of insurance proceeds paid to date under Maxcor's property casualty insurance policy. The property casualty policy has an aggregate limit of approximately $14 million. When the property claims are fully and finally settled or otherwise resolved, Maxcor said that it expects to record a significant one-time gain. The gain, on a pre-tax basis, will be equal to the amount by which the total proceeds from the property claims exceed the carrying value of property destroyed in the attacks (which was approximately $2.5 million). However, under GAAP, any such gain will be offset in earnings over time by the required expensing of the replacement assets purchased with the property insurance proceeds. Maxcor previously settled in Q4 2002 its September 11th related claims under its business interruption insurance policy with Kemper.

         Maxcor Financial Group Inc. (www.maxf.com), through its various Euro Brokers businesses, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and other derivatives, emerging market debt products, cash deposits and other money market instruments, U.S. Treasury and federal agency bonds and repurchase agreements, and other fixed income securities. Maxcor Financial Inc., the Company's U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in municipal bonds, high-yield and distressed debt, convertible securities and equities. The Company employs approximately 500 persons worldwide and maintains principal offices in New York, London and Tokyo.

For further information, please contact:

                  Michelle Jordan (media)
                  714-435-0678 (office)
                  949-632-7848 (cellular)

                  Roger Schwed (Maxcor - New York)
                  646-346-7000 (office)


--------------------------------------------------------------------------------
This release contains certain "forward-looking" statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe our current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond our control. Actual results or performance could differ materially from what we expect. Uncertainties include factors such as: market and economic conditions, including the level of trading volumes in the instruments we broker and interest rate volatilities; the effects of any additional terrorist acts or acts of war and governments' military and other responses to them; the scope of our recoveries from insurers; the success of our technology development and deployment; the status of our relationships with employees, clients, business partners, vendors and clearing firms; possible third-party litigations or regulatory actions against us or other unanticipated contingencies; the scope of our trading gains and losses; the actions of our competitors; and government regulatory changes. Reference is made to the "Cautionary Statements" section of our 2002 Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and we do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
--------------------------------------------------------------------------------

                               Page 6 of 8 Pages

                           MAXCOR FINANCIAL GROUP INC.
                             Selected Financial Data
------------------------------------------------------------------------------------------
                                                           For the Three     For the Three
                                                           Months Ended      Months Ended
                                                             March 31,         March 31,
                                                               2003              2002
                                                            (unaudited)       (unaudited)
Commission income                                          $ 41,149,353       $ 36,451,108
Principal transactions                                     ($ 4,081,752)(1)   $    859,676
Interest income and other revenues                         $    320,238       $    207,429
                                                           ------------       ------------
     Total revenues:                                       $ 37,387,839       $ 37,518,213

Loss (income) before extraordinary item                    ($ 1,176,090)(2)   $  1,367,199(4)
Extraordinary gain on purchase of minority interest        $  2,957,547 (3)

Net income                                                 $  1,781,457       $  1,367,199

Basic (loss) earnings per share:
     (Loss) income before extraordinary item               ($      0.16)      $       0.19
     Extraordinary gain on purchase of minority interest   $       0.41
     Net income                                            $       0.25       $       0.19

Diluted (loss) earnings per share:
     (Loss) income before extraordinary item               ($      0.16)      $       0.17
     Extraordinary gain on purchase of minority interest   $       0.41
     Net income                                            $       0.25       $       0.17

Weighted average common shares outstanding: basic             7,130,991          7,026,385
Weighted average common shares outstanding: diluted           7,130,991          7,959,720
------------------------------------------------------------------------------------------


(1) Includes $5.9 million reduction to revenues recorded for the settlement of NTL when-issued equity trading contracts. Maxcor breaks out significant unusual, extraordinary or non-operating items from its results as reported under generally accepted accounting principles in order to provide a better picture of its earnings from operations.

(2) Includes $3.3 million after-tax loss and costs related to NTL when-issued equity trading contracts, consisting of the $5.9 million loss recorded and described in footnote 1 above plus $200,000 in related legal costs incurred through quarter end.

(3) Extraordinary gain relates to Maxcor's previously-announced litigation victory in the United Kingdom, which enabled it to acquire 100% ownership of a London subsidiary through the purchase at a discounted price of the minority interest previously held by its former partner.

(4) Includes one-time expenses of $1.25 million incurred in connection with the September 11th terrorist attacks, reduced by the portion thereof, $775,000, expected at the time to be recovered from insurance.

                               Page 7 of 8 Pages